Exhibit 99

            OMI Corporation Reaches Agreement in Principle
                   with U.S. Department of Justice

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 13, 2003--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it has reached an agreement in principle with the U.S. Department of Justice ("DOJ") following a previously announced investigation of an allegation that crew members of one of the Company's vessels had bypassed systems designed to prevent impermissible discharge of used engine oils into the water and had presented false statements regarding the alleged bypass. Under the yet-to-be-executed agreement, the Company would plead guilty to one count of knowingly violating regulations promulgated under the Act to Prevent Pollution from Ships, 33 U.S.C. 1908(a), by failing to maintain an Oil Record Book on one of its vessels. Additionally, the tentative agreement provides for the Company and DOJ to recommend to the Federal Court's sentencing discretion that the Company pay a $4.2 million fine and serve a probationary period of 3 years.

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 36 vessels, primarily Suezmaxes and product carriers, aggregating 3.0 million deadweight tons. The Company currently has 21 of its 36 vessels on time charter. OMI has on order six 37,000 dwt ice class 1A product carriers scheduled to be delivered in 2004 and 2005.


    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789